Exhibit 10.1
Severance Pay Policy
When associates are terminated due to departmental closures, restructuring, or elimination of a position, applicable severance pay may be provided as a temporary continuation of earnings to assist associates in the transition to new employment. Associates who are terminated for another reason, or who voluntarily resign, are not eligible for severance pay under this policy.
Severance pay is calculated using the associate’s regular, base rate of pay on the termination date. Base pay does not include bonus, incentives, overtime pay or any other remuneration.
Eligibility for Severance Pay
Associates must be actively employed at the time of termination in order to be eligible for severance pay. An associate whose employment with the Company or any of its affiliated companies is terminated will not be entitled to severance pay under this policy if he or she is offered an alternate position with the Company, any of its affiliated companies, or any successor thereto, with job duties and responsibilities (determined in relation to his or her current employers’ business), compensation, benefits, perquisites and other terms and conditions of employment that are substantially similar to those in effect immediately prior to his or her date of termination. A change in an associate’s title in these circumstances will not, standing alone, entitle him or her to severance pay under this policy.
Associates who are eligible for severance pay as part of their termination are provided an agreement that releases the Company from any claims related to the associate’s employment with the Company, the execution of which is a condition precedent to receiving the severance pay.
The Company reserves the right to determine when severance pay will or will not be paid.
Calculating Severance Pay
Associates may receive severance as follows:

Associate	Eligible for	Maximum
Non-Exempt	1 week base salary per year of service	14 weeks base pay

Exempt	6 weeks base salary, plus 2 weeks per year of service, plus equivalent COBRA	6 months base pay

AVP	6 weeks base salary, plus 2 weeks per year of service, plus equivalent COBRA	6 months base pay

VP	6 months base salary, plus 3 weeks per year of service, plus equivalent COBRA	12 months base pay

SVP	12 months base salary, plus 3 weeks per year of service, plus equivalent COBRA up to 18 months	24 months base pay 18 months maximum COBRA

EVP	24 months base salary plus 18 months COBRA

The Company reserves the right to amend this severance pay schedule at any time.
Calculating Rates for Full-Time Associates
Severance pay is calculated at the associate’s regular, base rate of pay on the termination date.
Base pay does not include bonus, commissions, incentives, overtime pay, or any other remuneration. The rate of pay is calculated as follows for full-time associates:

Type of Associate	Formula for Calculations
Exempt	Weeks = Divide the associate’s annual base pay by 52.
Months = Divide the associate’s annual base pay by 12.

Non-exempt	Weekly = Multiply the associate’s regular hourly rate by 40.
Part-Time Associates
Part-time associates may be entitled to pro-rated severance pay, based on the severance schedule established for full-time associates. The pro-rated percentage will be calculated by obtaining an average number of hours worked per week, based on the six-month period immediately preceding the date that severance benefits are calculated by the Associate Relations Department.

NOTE: Associates who have been employed on both a full time and part time basis receive severance pay based on the applicable combination of the full time and part time severance formulas.
Severance pay is calculated using the associate’s regular, base rate of pay on the termination date. Base pay does not include bonus, incentives, overtime pay or any other remuneration.
Severance and Final Pay at Termination
Associates eligible for severance pay under this policy are paid final regular pay and accrued, unused vacation according to the requirements of the state in which they are employed. Any earned bonus or incentive pay is paid in accordance with the applicable plan and agreement. Severance pay is normally paid in a separate check according to timeframes noted in the release agreement. The Company will withhold all applicable federal, state, local, and other taxes as well as any required payroll deductions from all severance pay that is paid under this policy.
Severance Pay for Rehired Associates
If an associate returns to work for the Company after receiving severance pay as part of the original termination, the returning associate must reimburse the Company for any unused severance pay.
Outplacement Assistance
As appropriate, the Company may also offer outplacement assistance to help associates find new jobs and/or transition to new careers.
Administration of Severance Pay Policy
The Company has sole and absolute discretion to interpret and apply the terms of this policy. The Company’s determinations under this policy shall be final and binding on all persons. The Company reserves the right to amend or terminate this policy at any time and without prior notice .